Exhibit 10.1

Sheila J. Rostiac Senior Vice President – Human Resources Chief Human Resources Officer & Chief Diversity Officer	Human Resources 80 Park Plaza, T4, Newark, NJ 07102 tel: 973-430-6047 email: sheila.rostiac@pseg.com

April 18, 2022

Ralph Izzo

In Care Of PSEG

Dear Ralph:

On behalf of the PSEG Board of Directors (the “Board”), I am pleased to confirm your new position as Executive Chair – PSEG, effective September 1, 2022, at which time you will cease to serve as President and Chief Executive Officer- PSEG. You will continue to be an executive employee of PSEG Services Corporation.

As Executive Chair, you will continue to report directly to the Board and serve as Chairman of the Board. Your duties as Executive Chair will be determined by the Board, but are expected to include continued focus on energy policy, other strategic matters important to the company, and assisting Ralph LaRossa in the leadership transition.

There are no changes to any of your existing compensation arrangements associated with this position change, and any other employment terms and conditions remain in place. You agree that you are not entitled to any severance compensation or benefits in connection with your transition to Executive Chair as of September 1, 2022, or your last day of employment on December 31, 2022. You agree to resign from all positions with PSEG (including as Executive Chair and a member of the Board) effective as of December 31, 2022, and you will provide PSEG with any documentation necessary to effectuate these resignations.

If the foregoing is in accordance with your understanding, please sign this letter and return to me.

Sincerely,

/s/ Sheila J. Rostiac
Sheila J. Rostiac
Senior Vice President – Human Resources
Chief Human Resources Officer and Chief Diversity Officer

Agreed to this 18th day of April, 2022.

/s/ Ralph Izzo
Ralph Izzo